Exhibit 10.3

Execution Copy

EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”) dated this September 30th, 2010 (the “Effective Date”) made by and between Presstek, Inc., a Delaware corporation, its parents, subsidiaries, divisions, or affiliated entities, successors and assigns (the “Employer”), and James R. Van Horn, (the “Employee”).

WHEREAS, the Employer and Employee desire have Employee serve as Vice President, General Counsel and Secretary of the Company.

NOW, THEREFORE, in consideration of the promises hereafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto AGREE as follows:

1.           Consideration.  In consideration for the Employee's execution of this Agreement, the Employer agrees that the Employee's employment shall continue as set forth in this Agreement, the Employee shall be permitted access to the Employer's confidential information and trade secrets and the Employee shall be eligible to receive post-Term Severance Payments (Section 9) or the Change in Control payment (Section 12) as set forth in this Agreement (subject to his compliance with Sections 10 and 11 of this Agreement). The Employee understands, acknowledges and agrees that the Employee would not receive the consideration specified in this Section 1, except for the Employee's execution of this Agreement and the fulfillment of the promises contained herein.

2.           Employment.  During the term of this Agreement, the Employee agrees to serve as Vice President, General Counsel and Secretary, and as a Corporate Officer. The Employee agrees to devote all of his business time and efforts to the performance of his duties hereunder. The Employee shall at all times report to, and his activities shall at all times be subject to, the direction and control of the Chief Executive Officer, and the Board of Directors. The Employee shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or requested of him, and shall not engage in any other business activity, whether or not for profit, without the written authorization of the Board of Directors. If Employee shall be elected to other offices of the Company or any of its affiliates, he shall serve in such positions without compensation other than provided for in this Agreement. The Employee shall perform his services under this Agreement at such locations as may be required by the Company.

3.           Employment Term.  “Term,” as used in this Agreement, shall refer to the Term of this Agreement as defined in this Section. The Term of this Agreement shall commence on September 30, 2010, (the “Start Date”) and shall end three years thereafter, on the day preceding the third anniversary of the Start Date, unless terminated sooner in accordance with the provisions hereof.

On or prior to March 31, 2013, either the Employee or the Employer may give written notice to the other party that the party does not desire to extend the employment relationship beyond the end of the Term.  In such event, the Employee shall be entitled to severance payments as provided in Section 9(a) (ii). In the event that neither the Employee nor the Employer provides such notice to the other party, then the parties shall negotiate in good faith in an effort to agree to the terms of a new employment agreement.  In connection with the negotiation of a new employment agreement, the Employer shall not propose any terms or conditions that would constitute a Good Reason or terms and conditions relating to Base Salary, Target Bonus, severance benefits, or other benefits that are less favorable to Employee than the then current terms and conditions of this Agreement provide to Employee. If the parties fail to agree on the terms of a new employment agreement on or prior to June 30, 2013, then the employment relationship between the Employee and Employer shall be deemed to conclude at the end of the Term, and the Employee shall be entitled to severance payments equal to his then current Base Salary, which shall be paid to Employee over a period of twelve months beginning immediately following the Termination Date in equal installments according to the Employer’s normal payroll practices then in effect.

4.           Compensation.  The Employer agrees to pay the Employee during the Term of this Agreement an annual base salary equal to TWO HUNDRED AND NINETY THREE THOUSAND U.S. DOLLARS And ZERO CENTS ($293,000) with the salary to be reviewed no less than annually during the Term of this Agreement by the Board of Directors or Compensation Committee of the Employer. In the annual salary review, the Board of Directors may compensate the Employee for increases in the market value of the Employee's duties and responsibilities hereunder and may provide for performance or merit increases. The base salary of the Employee shall not be decreased at any time during the Term of this Agreement from the amount then in effect, unless the Employee otherwise agrees in writing. The salary shall be payable to the Employee in accordance with the Employer's payroll system, as determined by the Employer, but not less frequently than monthly. All payments and benefits in this Agreement shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

Participation in discretionary bonuses, retirement and other employee benefit plans and fringe benefits shall not reduce the salary payable to the Employee under this Section 4, except as set out herein.

5.           Discretionary Bonuses.  During the Term, the Employee is also eligible to receive a target bonus of fifty percent (50%) of the Base Salary for each fiscal year of full-time employment. Such bonus, if any, shall be based on the Company's and the Employee's achievement (as determined by the Company) of certain goals and objectives. Such achievement is to be determined by the Company's Board of Directors (the “Board”) or the Board’s Compensation Committee in their sole discretion. If the Board or the Compensation Committee determines the Employee is eligible to receive a bonus under this Section, said bonus shall be paid no later than two weeks following the finalization of annual financial results for the relevant fiscal year. No bonus under this paragraph shall be payable to the Employee with respect to any fiscal year during which his employment is terminated, regardless of the manner of such termination.

6.           Stock Option Re-Pricing: Participation in Stock Option, Retirement and Employee Benefit Plans; Fringe Benefits. In accordance with Section 8 (h) of the Presstek, Inc. 2003 Stock Option and Incentive Plan, the Employer hereby agrees to amend the per share exercise price of the stock option grant for 75,000 shares of Common Stock provided to Employee on October 23, 2007 to a per share price equal to the closing price of the Employer’s Common Stock on the date of this Agreement.  All other terms and conditions of this stock option grant shall remain unchanged.

The Employee may be entitled to participate during the Term in any plan or arrangement of the Employer relating to stock options, stock purchases, pension, thrift, or profit sharing benefits, or other benefits under qualified or non-qualified deferred compensation plans, group life insurance, medical coverage, education or any other employee benefits that the Employer in its sole discretion may adopt or make available for the benefit of the Employee.

The Employer fully reserves its rights to change, modify or discontinue any of its stock purchase, retirement, or employee benefit plans at any time during the Term of this Agreement in its sole and absolute discretion, and in accordance with applicable law.

7.           Standards.  The Employee shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards as are established from time to time by the Chief Executive Officer and/or Board of Directors of the Employer, in their sole and absolute discretion.

8.           Voluntary Absences; Vacations. The Employee shall be entitled to an annual paid vacation during the Term of this Agreement in accordance with the Employer's policy of executives of four (4) weeks per year. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee.

9.           Termination of Employment.

The Employee's employment with the Employer may terminate either by:

(a)	termination by the Board of Directors of the Employer either (i) for Cause (as defined in Section 9(a)(iii) below) or (ii) without Cause;

(b)	termination by the Employee either for (i) Good Reason (as defined in Section 9(b) below or (ii) Not Good Reason (as defined in Section 9(b); or

(c)	death or disability of the Employee.

(a)           Termination by the Board.

(i)           The Board of Directors may terminate the Employee's employment at any time, but any termination by the Employer other than termination for Cause (as defined in Section 9(a)(iii) below) shall not prejudice the Employee's right to receive compensation and other benefits under this Agreement, except as otherwise stated in this Agreement. In the event of a termination for Cause, the Employee shall have no right to receive payment, compensation or other benefits, including payment of legal fees and expenses incurred, for any period after termination for Cause except as otherwise required by law. Where the Employer terminates the employment of the Employee other than termination for Cause, the Employer shall continue to be subject to any independent obligation to the Employee under any employee benefit plan in which the Employee is then a participant. Where the Employee's employment is terminated for Cause, the Employer shall have no obligation to continue to be subject to any independent obligations to the Employee under any employee benefit plan for which the Employee is then a participant, except as otherwise required by law.

(ii In the event that the Employee’s employment ceases by reason of the Employer’s termination of the Employee’s employment during the Term other than for Cause, or if the Employee voluntarily resigns for a Good Reason, or if Employee’s employment terminates as a result of the Employee’s death or Total Disability, or if either party provides the other party with written notice that the party does not desire to extend the employment relationship beyond the end of the Term, as set forth in Section 2 of this Agreement, then all unvested options, restricted stock and other equity (options, restricted stock and other equity are, collectively, “Equity”) that has previously been granted to Employee shall vest on the Termination Date and any restrictions that had been placed on Equity shall lapse and the Equity shall be freely transferable. In the event that the Employee’s employment ceases by reason of the Employer’s termination of the Employee’s employment during the Term other than for Cause, if the Employee voluntarily resigns for a Good Reason, or if either party provides the other party with written notice that the party does not desire to extend the employment relationship beyond the end of the Term, as set forth in Section 2 of this Agreement, then in lieu and replacement of the Employee's entitlement to any compensation and other benefits under this Agreement pursuant to Section 9(a)(i), the Employer shall make severance payments to the Employee in an aggregate amount that is equal to the Employee's then current annual base salary for a period of one (1) year (collectively, the “Severance Payments”). The Severance Payments shall be paid after termination of employment in equal monthly installments according to the Employer's normal payroll practices then in effect.

However, if the Employer's termination of the Employee's employment without Cause occurs in connection with, or within one and one-half (1 ½) years after, a “Change in Control” as defined in Section 12(b) hereof, the amount payable to the Employee shall be exclusively determined under Section 12(a) as limited by Section 12(c) hereof, and the Employer shall not be required to make the payments set forth in this Section. The Severance Payments under this Section 9(a) (ii) and Section 12 shall not be reduced by any compensation which the Employee may receive for other employment with another employer after termination of his employment with the Employer. In addition, in the event of any termination of employment, other than termination for Cause, the Employee and his family shall be entitled to statutory benefit continuation rights in accordance with COBRA (or a state law equivalent), provided Employee makes the appropriate voluntary contribution payments at the employee apportioned contribution rate and subject to applicable law and the requirements of the Company's health insurance plans then in effect.

Notwithstanding the foregoing, the Employer shall have no obligation to make any contributions to any retirement plan applicable to the Employee after the date the Employee ceases to be employed by the Employer except as may be required by such applicable plan. Notwithstanding anything stated herein to the contrary, and for purposes of clarity, should the Employer terminate the Employment of the Employee for Cause, the Employee shall not be entitled to receive Severance Payments. In the event of a retirement plan, the Employee shall be entitled to contributions made by the Employer to the retirement plan on the Employee's behalf prior to the date of the Employee's termination, which have vested and for which the Employee is otherwise eligible in accordance with the written terms of the official plan documents governing any applicable retirement plan. The Employer shall have no obligation to make the Severance Payments set forth in this Section unless the Employee fully complies with his obligations under this Agreement, including, but not limited to, his obligations under Sections 10 and 11 of this Agreement.

(iii)           References in this Agreement to “termination for Cause” shall mean termination on account of acts or omissions of the Employee which constitute Cause as defined below. Any determination with respect to a termination for Cause shall require the approval of the Board of Directors of the Employer. “Cause” shall mean any of the following:

(A)           conviction of a felony,

(B)           theft from the Employer,

(C)           breach of fiduciary duty involving personal profit,

(D)           sustained and continuous conduct by the Employee which adversely affects thereputation of the Employer.

(b)           Termination by the Employee.

The Employee shall have no right to terminate his employment under this Agreement prior to the end of the Term of this Agreement, unless such termination is for Good Reason or approved by the Board of Directors of the Employer. For purposes of this Agreement, the term “Not Good Reason” shall mean such termination by the Employee of his employment for reasons other than for Good Reason. In the event that the Employee terminates his employment for Not Good Reason, the Employee shall have no right to receive compensation or other benefits, including payment of legal fees and expenses incurred (with exception of paragraph 15), for any period after such termination except as otherwise required by law. Where the Employee terminates his employment for Good Reason, the Employer shall continue to be subject to any independent obligation to the Employee under any employee benefit plan in which the Employee is then a participant. Where the Employee terminates his employment for Not Good Reason, the Employer shall have no obligation to continue to be subject to any independent obligations to the Employee under any employee benefit plan for which the Employee is then a participant, except as otherwise required by law.

Notwithstanding anything stated herein to the contrary, and for purposes of clarity, should the Employee terminate his Employment for Not Good Reason, the Employee shall not be entitled to receive Severance Payments as described in Section 9(a)(ii). However, nothing herein shall in any way affect the Employee's entitlement to indemnification under Paragraph 15 of the Agreement entitled “Legal Expenses” unless Employee is terminated by the Employer prior to end of the Term of this Agreement for “Cause” (as defined in Section 9(a)(iii) of the Agreement) and the reason for Employee's termination for "Cause" is related to the claim with respect to which indemnification is sought.

(c)           Death and Disability.

The Employee's employment under this Agreement may also cease prior to the end of the Term of this Agreement in the event of the Employee's death or upon the Employee becoming "Totally Disabled." For purposes of this Agreement, "Totally Disabled" shall mean such situation where, because of injury (the "Injury") or sickness (the "Sickness"), the Employee is unable to perform the material duties of his regular occupation for a specified period; and, solely due to Injury or Sickness, he is unable to earn more than the percentage of his Indexed Covered Earnings (as that term is defined in the Employer's Long-Term Disability Summary Plan Description) from working in his regular occupation. Thereafter, "Totally Disabled" shall mean such situation where the Employee is disabled in that his Injury or Sickness makes him unable to perform the material duties of any occupation for which he may reasonably become qualified based on education, training or experience; and solely due to such Injury or Sickness, he is unable to earn more than the percentage of his Indexed Covered Earnings (as that term is defined in the Employer's Long-Term Disability Summary Plan Description). For purposes of this Agreement the Employee shall be "Totally Disabled" as of the date he becomes entitled to receive disability benefits under the Employer's long term disability plan. In the event that the Employee's employment is terminated by his death or upon becoming "Totally Disabled," the Employee or the Employee's heirs or estate (as applicable), shall be entitled to receive (i) any accrued but unpaid salary for services rendered to the date of termination as determined pursuant to Section 4, (ii) any vacation accrued under the Employer's policy to the date of termination, and (iii) any accrued but unpaid expenses pursuant to Section 14 of this Agreement. The benefits to which the Employee may be entitled upon termination pursuant to the plans and arrangements referred to in Section 6 of this Agreement shall be determined and paid in accordance with the terms of such plans and arrangements.

(d)           The Employer shall have no obligation to make the payments set forth herein if the Employee is in material breach of the Employee's obligations under this Agreement. The Employee shall be obligated to execute a general release of claims in favor of the Employer, its current and former parents, subsidiaries, subdivisions, divisions, shareholders, Board of Directors, or affiliated entities or persons, and the current and former directors, officers, employees and agents of the Employer, in a form acceptable to the Employer (the "Release"), as a condition to receiving the Severance Payments described above.

10.           Confidential Information and Non-Competition.

(a)           "Confidential Information" shall mean trade secrets or confidential information relating to the Employer, its customers, affiliates and their respective businesses, including, but not limited to, the identity of the Employer's customers; the identity of distributors and suppliers of the Employer; the identity of representatives responsible for entering into contracts with the Employer; specific customer, distributor and supplier needs and requirements; the details of contracts and proposals between the Employer and its customers, distributors and suppliers; selling and marketing strategies, prices, costs and profit margins; the names, addresses and other contact information of purchasing agents, vendors or other entities; purchasing techniques, methods, procedures and processes; manufacturing and production techniques, methods, procedures and processes; other techniques, methodologies and processes used by the Employer in the conduct of its business; techniques, methods, procedures, know-how, show-how, prototypes and technical specifications; computer data, software, software codes, computer models, research projects, data processing and other programs; production and manufacturing equipment and operating practices; information with respect to products and product formulae, designs, plans for future business, new business, products or other developments; new or innovative ideas, customer proposals, marketing plans and ideas, and future developments or strategies; information pertaining to research and development, acquisitions or divestitures, marketing and sales, cost cutting, revenue generation, or other matters concerning the Employer's planning and strategy; and other nonpublic financial and other information of the Employer disclosed to or known by the Employee as a consequence of or through the Employee's employment (or other service relationship) with the Employer (including information conceived, originated, discovered or developed by the Employee), which information is not generally known in the relevant trade or industry or is not public knowledge. The Employee acknowledges and agrees that the Confidential Information is not generally known or available to the public, but has been developed, compiled or acquired by the Employer at its great effort and expense.

Confidential Information can be in any form: oral, written or machine readable, including electronic files.

(b)           The Employee acknowledges and agrees that the Employer is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Employer at its great effort and expense. The Employee further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the Confidential Information, other than in connection with the Employer's business or as specifically authorized by the Employer, will be highly detrimental to the Employer, and that serious loss of business and goodwill and pecuniary damage may result therefrom. During the Employee's employment with the Employer and thereafter, the Employee shall hold for the benefit of the Employer, and not for the Employee's own benefit or disclosure to third parties, all Confidential Information relating to the Employer and its business, including all Confidential Information of customers of the Employer (i) obtained by the Employee during the Employee's employment with the Employer and (ii) not otherwise public knowledge or generally known in the trade or industry. The Employee shall not, without the prior written consent of the Employer, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than the Employer and those designated by it. In the event the Employee is compelled by order of a court or other governmental or legal body to communicate or divulge any such Confidential Information to anyone other than the Employer and those designated by it, the Employee shall promptly notify the Employer of any such order and the Employee shall cooperate fully with the Employer in protecting such information to the extent possible under applicable law and will only disclose that portion of the Confidential Information necessary to satisfy any such order.

(c)           Upon termination of the Employee's employment with the Company, or at any time the Company requests, all equipment, property, documents, files, records, notes, memoranda, designs, reports, price lists, cost sheets, prototypes, blue prints, technical specifications, estimates, databases, home office equipment, automobiles, computer equipment, computer files, computer programs, plans, documents and all other property and Confidential Information of the Employer (including all copies in all forms in the Employee's possession or control), whether prepared by the Employee solely or jointly with others, shall be left with or promptly returned to the Employer and shall at all times be the property of the Employer.

(d) The Employee acknowledges and agrees that competitive products and services shall be defined to mean non-photographic imaging, computer-to-plate, direct-to-press, thermal laser or chemistry-free printing plate technology products and services or any other additional products and services substantially similar to the products and services designed, conceived, marketed, distributed or developed by the Employer as may exist at the time of termination of the Employee’s employment (the “Restricted Activity”). This is a highly competitive business, and by virtue of the Employee’s position and responsibilities with the Employer, and the Employee’s access to Confidential Information, the Employee’s engaging in any business which is directly or indirectly competitive with the Restricted Activity will cause the Employer great and irreparable harm. During the period of employment as an officer and/or employee of the Employer, the Employee will devote his available business time and best efforts to promoting and advancing the business of the Employer. During the Term and for the applicable period of time described below (the “Restricted Period”), the Employee agrees that he will not, in any jurisdiction around the world in which the Employer conducts business, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any Employer or other commercial enterprise, engage in any business or other commercial activity which is competitive with the Restricted

Activity including related products and services being designed, conceived, marketed, distributed or developed by the Employer at the time of termination of such employment, unless written approval is obtained from the Employer’s Board. If the Employee is terminated for Cause or resigns without Good Reason, or if the Employee gives notice of non-concurrence in an extension pursuant to Section 2, the Restricted Period shall end eighteen months from the Termination Date. If the Employee elects to resign for Good Reason as a result of a Change in Control, the Restricted Period shall end twelve months from the date of the Change in Control. If the Employee’s employment is terminated by the Employer without Cause, or if Employee resigns for a Good Reason (other than as a result of a Change in Control), the Restricted Period shall end six (6) months from the Termination Date. If the Employer gives notice of non-concurrence in an extension pursuant to Section 2, the Restricted Period shall end on the Termination Date.

(e)           The Employee acknowledges and agrees that during the course and solely as a result of the Employee's employment with the Employer, the Employee has and will become aware of some, most or all of the customers of the Employer, their names and addresses, their representatives responsible for engaging the services of the Employer and their specific needs and requirements. The Employee further acknowledges and agrees that the loss of such customers will cause the Employer serious loss of business and will be detrimental to the Employer's goodwill and will cause great and irreparable harm. During the Term of the Agreement and for a period of one (1) year after termination of employment (for any reason whatsoever), the Employee will not directly or indirectly either for himself or for any other person or commercial enterprise (1) divert or take away or attempt to divert or take away, any of the Employer's customers or business in existence at the time of termination of such employment that the Employee had contact with, for whom the Employee performed services during his employment with the Employer and/or that were made known to the Employee by the Employer during his employment with the Employer; and/or (2) solicit or attempt to solicit, ask for, accept, or seek to do business with, for the purpose or effect of engaging in competition with the Employer, any of the Employer's customers or business in existence at the time of termination of such employment with whom the Employee had contact, for whom the Employee performed services during his employment with the Employer and/or that were made known to the Employee by the Employer during his employment.

(f)           The Employee acknowledges and agrees that during the course and solely as a result of the Employee's employment with the Employer, the Employee has and will become aware of some, most or all of the employees of the Employer, and has and will acquire knowledge of their qualifications, skills, abilities, salaries, commissions, benefits and other matters with respect to such employees not generally known to the public. The Employee further acknowledges and agrees that any solicitation, luring away or hiring of such employees of the Employer will cause serious loss of business and will be detrimental to the Employer's goodwill and will cause great and irreparable harm. During the Term of the Agreement and for a period of two years after termination of employment (for any reason whatsoever), the Employee will not directly or indirectly either for himself or for any other person or commercial enterprise (1) solicit or induce any employee to terminate his employment relationship with the Employer, and/or (2) recruit, attempt to recruit, hire, or attempt to hire any employee of the Employer other than on behalf of the Employer.

(g)           The Employee hereby acknowledges and agrees that the type and periods of restrictions imposed in Sections 10(a) through 10(f) of this Agreement are fair and reasonable and are reasonably required for the protection of the Employer's Confidential Information and the goodwill associated with the business of the Employer. Further, the Employee acknowledges and agrees that the restrictions imposed in Sections 10(a) through 10(f) will not prevent him from obtaining suitable employment after his employment with the Employer ceases or from earning a livelihood. The Employee hereby acknowledges, agrees and understands that he would not be entitled to the Severance Payments (as described in Section 9(a)(ii)) or the Change in Control payment (as described in Section 12(a)), except for his agreement to fulfill his obligations under this Agreement, including, but not limited to, his obligations under Sections 10 (a) through 10(f) and Section 11 of this Agreement.

11.           Assignment of Inventions.  The Employee expressly understands and agrees that any and all right or interest he may obtain in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, works of authorship, documentation, formulae, data, designs, techniques, discoveries, improvements or intellectual property rights of any kind or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including, but not limited to, the Semiconductor Chip Protection Act) or subject to analogous protection) that he, whether alone or jointly with others, authors, conceives, devises, develops, reduces to practice, or otherwise obtains during the Employee's employment with the Employer, and that (i) relate to or arise out of his employment with the Employer; (ii) relate to the Employer's present or planned business or any of the products or services being designed, conceived, developed, marketed, manufactured or distributed by the Employer or that may be used in relation therewith; (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for or by the Employer; (iv) result from activities engaged in during the Employer's time; and/or (v) result from use of Confidential Information of the Employer whether such use occurred prior to or during the Employee's employment with the Employer (the "Inventions"), are and shall immediately become the sole and absolute property of the Employer and its assigns, as works made for hire or otherwise.

The Employee hereby assigns to the Employer the sole and exclusive right to such Inventions. The Employee agrees that he will promptly disclose to the Employer any and all such Inventions, and that, upon request of the Employer, the Employee will execute and deliver any and all documents or instruments and take any other action which the Employer shall deem necessary to assign to and vest completely in the Employer, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Employer's trade secrets and proprietary interest in such Inventions. The Employer agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Employee for any assistance rendered to the Employer pursuant to this Section.

In the event the Employer is unable, after reasonable effort, to secure the Employee's signature on any letters, patent, copyright or other analogous protection relating to an Invention, the Employee hereby irrevocably designates and appoints the Employer and any of its officers as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Employee. The obligations in this Section shall continue beyond the termination of the Employee's employment.

12.           Change in Control.

(a) (i)           If during the Term of this Agreement there is a Change in Control of the Employer, and the Employee's employment with the Employer is terminated involuntarily (other than for Cause), or voluntarily for Good Reason (as defined below), in connection with or within one and one-half (1 1/2) years after such Change in Control, then the Employee shall be entitled to receive a lump sum cash payment as provided in Section 12(a)(ii) below. The Employer shall have no obligation to make the payment set forth in this Section unless the Employee fully complies with his obligations under this Agreement, including, but not limited to, his obligations under Sections 10 and 11 of this Agreement. The Employer shall have no obligation to make the payment set forth in this Section in the event of the Employee's death or upon Employee becoming "Totally Disabled" (as described in Section 9(a) (c)) prior to his entitlement to the payment as a result of his termination of employment. In such event, the payments and benefits, if any, to which the Employee may be entitled shall be determined in accordance with Section 9(c) of this Agreement.

(ii)           Subject to Section 12(c) hereof, the lump sum cash payment (the "Payment") shall be in an amount equal to three (3) times the Employee's then current Base Salary. In addition, in the event of a Change in Control, all existing options that have been granted to the Employee shall be subject to immediate vesting.

(iii)           As used herein, the term “Good Reason” shall mean any of the following:

(A)	any material diminution in Employee’s duties, title, authority or reporting line;

(B)	a reduction in or failure to pay compensation when due;

(C)	a Change in Control (as defined below);

(D)
the Employee’s benefits under any employee benefit or welfare plan are reduced to less (subject to Employer’s right to provide equivalent benefits in cash or otherwise in kind) than the benefits of 90% of the Employer’s employees under any employee benefit or welfare plan, unless such reduction is initiated by the Employee or approved by the Employee in his capacity as a member of the Board;

(E)	the Employee is reassigned, without his consent, to a principal work place which is more than 50 miles from the Employer’s executive offices in Greenwich, Connecticut.

(iv)           Payment under this Section 12(a) shall be in lieu of any amount owed to the Employee as severance payments for termination without Cause under Sections 9(a) hereof. However, payment under this Section 12(a) shall not be reduced by any compensation which the Employee may receive from other employment with another employer after termination of his employment with the Employer. The Employer shall have no obligation to make any contributions to any retirement plan that may be applicable to the Employee after a Change in Control of the Employer. The Employee shall be entitled to contributions made by the Employer to any retirement plan that may be applicable to the Employee on the Employee's behalf prior to a Change in Control of the Employer, which have vested and for which the Employee is otherwise eligible in accordance with the written terms of the official plan documents governing any applicable retirement plan.

Payment shall be made at the earliest practicable date without triggering a tax or penalty under Section 409A of the Internal Revenue Code, however any payment due under this section 12 shall be made not later than 2-1/2 months following the end of the year in which occurs the later of the Change in Control or the Employee's termination of employment; provided, however, that if the Change in Control is not a "change in control" within the meaning of Section 409A(a)(2)(A)(v) of the Code then payment shall be made at the first to occur of any event following a Change in Control that would permit distribution under Section 409A(a)(2)(A) of the Code.

(b)           A “Change in Control” of the Employer, for purposes of this Agreement, shall be deemed to have taken place (A) if as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Employer within twelve months before such transaction shall cease to constitute a majority of the Board of the Employer or any successor entity; (B) the consummation of a merger or consolidation of the Employer, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned beneficially by persons other than the shareholders who owned beneficially more than 50% of the combined voting power of the Employer’s securities immediately prior to such merger, consolidation or other reorganization; (C) the sale, transfer or other disposition of all or substantially all of the Employer’s assets .

(c)           The Employer shall have no obligation to make the payments set forth herein if the Employee is in material breach of the Employee's obligations under this Agreement. The Employee shall be obligated to execute a general release of claims in favor of the Employer, its current and former parents, subsidiaries, subdivisions, divisions, shareholders, Board of Directors, or affiliated entities or persons, and the current and former directors, officers, employees and agents of the Employer, in a form acceptable to the Employer (the "Release"), as a condition to receiving the payments set forth in this Section.

13.           Remedies.  The Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Employer and that any breach of Sections 10 through 11 of this Agreement will result in irreparable and continuing harm to the Employer, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of Sections 10 and 11 by the Employee, the Employer and the Employee agree that the Employer shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, whether temporary, preliminary or permanent, enjoining or restraining such breach or anticipatory breach, and the Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (b) recovery of all reasonable sums and costs, including attorneys' fees, incurred by the Employer to enforce the provisions of Sections 10 and 11.

14.           Expenses: Automobile Allowance.

(a)           The Employee is authorized to incur, during the Term of this Agreement, reasonable expenses for promoting the business of the Employer, including without limitation expenses for entertainment, travel and similar items. The Employer will promptly reimburse the Employee for all such expenses, upon the presentation by the Employee, from time to time, of an itemized account of such expenses.

(b)           During the Term of this Agreement, the Employer shall provide Employee with an automobile allowance of $1,000 per month, and the Employer shall reimburse the Employee (upon submission by him of reasonably itemized accounts thereof) for all gasoline.

15.           Legal Expenses. The Employer shall indemnify and hold harmless the Employee from and against any and all costs and liabilities, including without limitation reasonable attorneys' fees, arising out of or in connection with becoming, being or having been an officer or director of the Employer, except in relation to matters as to which the Employee shall be finally adjudged not to have acted in good faith in the reasonable belief that his action or failure to act was in the best interest of the Employer.

16.           Successors and Assigns; Assumption by Successors. All rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors or assigns. This Agreement may not be assigned or pledged by the Employee. The Employer will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer in any consensual transaction expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. References herein to the Employer will be understood to refer to the successor or successors of the Employer, respectively.

17.           Other Contracts. The Employee shall not, during the Term of this Agreement, have any other paid employment (other than with a subsidiary or affiliate of the Employer), except with the prior approval of the Board of Directors of the Employer.

18.           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior employment agreements and understandings, whether written or oral.  All stock option agreements between the Employer and Employee shall remain in effect.

19.           Amendments or Additions.  There are currently no oral representations, agreements or understandings which affect the enforceability of this Agreement, and no alteration or variation of the terms of this Agreement can be valid unless made in writing and signed by both parties, wherein specific reference is made to this Agreement.

20.           Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

21.           Severability.  Each promise and provision contained in this Agreement shall be enforceable independently of every other promise and provision in this Agreement. If any provision contained in this Agreement is determined to be partially or totally invalid or unenforceable in any respect, such determination shall not affect any other provision of this Agreement, but this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

22.           Governing Law. This Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Hampshire, without giving effect to the conflicts of laws principles thereof.

23.           Arbitration of Disputes and Jury Waivers.

(a)           The parties hereto agree to arbitrate any dispute, claim, or controversy ("claim") against each other arising out of the cessation of the Employee's employment, any claim of unlawful discrimination or harassment that might or did arise during or as a result of the Employee's employment which could have been brought before an appropriate government administrative agency or in an appropriate court, including but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended, as well as any claim or controversy arising under this Agreement. The Arbitration shall be arbitrated by one arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision or award of the arbitration shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any claims under Sections 10 and 11 of this Agreement shall not be subject to arbitration, but shall be subject to the remedies set forth in Section 13 hereof.

(b)           If for any reason this arbitration provision is declared unenforceable, the Employee agrees to waive any right he may have to a jury trial with respect to any dispute or claim against the Employer relating to this Agreement, his employment, termination or any terms and conditions of employment, including, but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended.

IN WITNESS WHEREOF, the parties have knowingly and voluntarily executed this Agreement this 30th day of September, 2010.

PRESSTEK, INC. (the “Employer”)

/s/ Jeffrey Jacobson
Jeffrey Jacobson
Chairman, President and Chief Executive Officer

/s/ James R. Van Horn
James R. Van Horn
(the "Employee")